Exhibit 99.1

News Announcement

For more information contact:

Omar Choucair

Chief Financial Officer

DG FastChannel, Inc.

972/581-2000

DG FASTCHANNEL® REPORTS SECOND QUARTER 2009 RESULTS

- Second Quarter Revenues Increase 27% to $43.7 Million —

- Second Quarter Adjusted EBITDA Rises 29% to $16.8 Million —

- Adjusted EBITDA Margin Improves to 39% —

Dallas, TX — August 6, 2009 — DG FastChannel®, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today reported record second quarter financial results. Consolidated revenue for the second quarter 2009 was $43.7 million compared to $34.5 million in the same period of 2008, a 27% increase. Second quarter 2009 revenue from the delivery of high definition (HD) advertising content was $12.0 million compared to $6.7 million in the same period of 2008.

Scott K. Ginsburg, Chairman and CEO of DG FastChannel commented, “The Company is pleased to report strong financial and operating results for the second quarter including meaningful progress towards our most important strategic and financial objectives.  HD content distribution remains a strong driver of DG FastChannel’s growth, and the number of advertisers creating HD campaigns that are managed and delivered through our proprietary network continues to expand. In addition, the points of destination capable of receiving HD-enabled advertising content have increased to approximately 600 in the second quarter, and the Company estimates this total will approach 1,000 by the end of the year. This activity supports our projections that HD revenue will continue to accelerate during 2009.”

“DG FastChannel’s workflow tools and HD digital advertising platform, relationships with major content providers, and commitment to next generation standards provide a natural entrée for expanding into the rich media marketplace.  The Company’s unique expertise and the Company’s recently acquired Unicast division offer participation in advertising’s fastest growing market. Unicast features best-in-class technology infrastructure, exemplary customer service, and strong relationships among publishers.  These strong relationships afford the Company a foundation to more fully penetrate the agency side of the business. The Company has championed this initiative by building out executive, sales and operations teams, enhancing our marketing program, and aligning product offerings with customer needs.  As part of this effort, the Company is building out a self service creative authoring model that complements our existing full service package for creating, managing and measuring new media advertising campaigns. These initiatives are progressing as planned, and position the Company for additional growth.”

Adjusted EBITDA was $16.8 million compared to $13.0 million in the comparable period of 2008, a gain of 29%. Second quarter 2009 net income was $3.6 million, or $0.16 per diluted share, compared with net income of $4.1 million, or $0.23 per diluted share in 2008. Second quarter 2009 normalized net income was $10.0 million, or $0.45 per diluted normalized net income per share, compared to normalized net income of $8.0 million, or $0.43 per diluted normalized net income per share in 2008. As of June 30, 2009, DG FastChannel had $21.5 million in cash and $113.2 million of debt, or net debt of $91.7 million.  The terms “adjusted EBITDA” and “normalized net income” are defined on the following page.

“The financial condition of the Company has never been stronger. As we position our business for long-term growth, the Company does so from a solid financial foundation, enhanced by recent developments during the quarter. DG FastChannel successfully completed an equity offering of 2.9 million common shares resulting in approximately $52 million of net proceeds to the Company. All proceeds were applied to reduce outstanding bank borrowings resulting in $91.7 million of net debt outstanding as of June 30, 2009. In addition, the Company’s adjusted EBITDA margin increased to an impressive 39% and continues to benefit from the $3.5 million in annual cost action savings implemented during the second quarter with expectation of full benefit in the second half of this year. DG FastChannel expects to continue making sustained progress toward its goals of improving operating margins, profitability and cash flow,” concluded Mr. Ginsburg.

Second Quarter 2009 Financial Results Webcast

The Company’s second quarter conference call will be broadcast live on the Internet at 11:00 a.m. ET on Thursday, August 6, 2009.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s Web site at www.dgfastchannel.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation, Adjusted EBITDA, Normalized Net Income and Diluted Shares Used in Normalized Net Income Per Share Calculation Definitions

Adjusted EBITDA is defined as earnings before interest, taxes, unrealized investment gains and losses, stock-based compensation, and depreciation and amortization.  Although adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes this Non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity.  However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.  In addition, because adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of the adjusted EBITDA figures to GAAP net income is included herein.

Normalized net income is defined as net income before amortization of intangible assets, stock-based compensation expense, unrealized investment gains and losses, and deferred tax expense (mostly related to utilization of tax net operating loss carryforwards/credits), and release of the deferred tax asset valuation allowance.  DG FastChannel considers normalized net income to be another important indicator of the overall performance of the Company because it eliminates the effects of events that are either not part of the Company’s core operations or are non-cash.

Diluted shares used in normalized net income per share calculations is defined as diluted common shares outstanding used in GAAP net income per share calculations, excluding the effect of FAS 123R under the treasury stock method.  DG FastChannel considers normalized net income and diluted normalized net income per share to be additional important indicators of the overall performance of the Company because they eliminate the effect of non-cash items.

Adjusted EBITDA and normalized net income should be considered in addition to, not as a substitute for, the Company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

Recent Acquisitions

During 2008, the Company completed its acquisition of the Vyvx advertising services business and Enliven Marketing Technologies Corporation as of June 5, 2008 and October 2, 2008, respectively.  Accordingly, the results of operations for each acquired entity have been included in DG FastChannel’s results since the acquisition date.

About DG FastChannel

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  Through its Unicast and Springbox operating units, DG FastChannel is a leading Internet marketing technology company offering online marketing and advertising solutions through a powerful combination of proprietary visualization technology, and a premium rich media advertising platform for the creation, delivery and reporting of premium rich media.

The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.  For more information visit www.dgfastchannel.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expected growth of destinations capable of receiving HD-enabled advertising content, acceleration of HD revenue growth and making progress towards our goals of improved profit margins, profitability and cash flows.  These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s filings with the Securities and Exchange Commission.  DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

DG FastChannel, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	$43,723	$34,452	$85,135	$63,669
Cost of revenues	17,363	14,143	36,062	25,808
Research and development	975	640	2,085	1,778
Sales and marketing	3,264	1,957	5,848	3,756
General and administrative	5,275	4,681	10,203	8,748
Operating expenses, excluding depreciation and amortization and stock-based compensation	26,877	21,421	54,198	40,090
Adjusted EBITDA	16,846	13,031	30,937	23,579
Depreciation, amortization and stock-based compensation	7,515	4,548	14,932	7,961
Operating income	9,331	8,483	16,005	15,618
Interest expense and other, net	3,250	1,845	7,223	2,608
Unrealized (gain) loss on derivative instrument	—	(273)	—	820
Income before income taxes	6,081	6,911	8,782	12,190
Provision for income taxes	2,494	2,763	3,602	4,875
Net income	$3,587	$4,148	$5,180	$7,315

Basic earnings per common share	$0.16	$0.23	$0.24	$0.41
Diluted earnings per common share	$0.16	$0.23	$0.23	$0.40

Weighted average shares outstanding – basic	21,588	17,916	21,238	17,913
Weighted average shares outstanding – diluted	22,100	18,389	21,682	18,410

DG FastChannel, Inc.

Reconciliation of GAAP Net Income to Normalized Net Income and Adjusted EBITDA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income	$3,587	$4,148	$5,180	$7,315

Amortization of intangibles	2,881	1,810	5,860	3,165
Stock-based compensation	1,154	140	2,298	261
Unrealized (gain) loss on derivative instrument	—	(273)	—	820
Deferred tax expense (NOL utilization)	2,424	2,157	3,019	3,653
Normalized net income	$10,046	$7,982	$16,357	$15,214

Interest expense, net	3,250	1,845	7,223	2,608
Current tax expense	70	606	583	1,222
Depreciation expense	3,480	2,598	6,774	4,535

Adjusted EBITDA	$16,846	$13,031	$30,937	$23,579

Normalized net income per share:
Basic	$0.47	$0.45	$0.77	$0.85
Diluted	$0.45	$0.43	$0.75	$0.82

Shares used in normalized net income per share calculations:
Basic	21,588	17,916	21,238	17,913
Diluted	22,132	18,431	21,714	18,453

Reconciliation of Diluted GAAP Net Income per Share to Diluted Normalized Net Income per Share

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net income per share - diluted	$0.16	$0.23	$0.23	$0.40
Amortization of intangibles	0.13	0.10	0.27	0.17
Stock-based compensation	0.05	0.01	0.11	0.01
Unrealized (gain) loss on derivative	—	(0.02)	—	0.04
Deferred tax expense	0.11	0.11	0.14	0.20
Normalized net income per share - diluted	$0.45	$0.43	$0.75	$0.82

DG FastChannel, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2009 (unaudited)	December 31, 2008
Cash	$21,490	$17,180
Accounts receivable, net	36,726	42,971
Property and equipment, net	37,315	37,980
Goodwill	247,312	246,734
Deferred income taxes	4,557	7,777
Intangibles, net	108,375	115,035
Other	7,910	6,123
TOTAL ASSETS	$463,685	$473,800

Accounts payable and accrued liabilities	$13,185	$22,398
Deferred revenue	2,736	2,484
Debt	113,212	173,137
Other	5,002	6,263
TOTAL LIABILITIES	134,135	204,282
TOTAL STOCKHOLDERS’ EQUITY	329,550	269,518

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$463,685	$473,800

#  #  #